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                                                                      Exhibit 18

                LETTER REGARDING CHANGE IN ACCOUNTING PRINCIPLE


UGI Corporation and Subsidiaries

Re: Form 10-Q Report for the Quarter ended
    December 31, 2000

Ladies and Gentlemen:

This letter is written to meet the requirements of Regulation S-K calling for a letter from a registrant's independent accountants whenever there has been a change in accounting principle or practice.

Effective October 1, 2000 AmeriGas Partners L.P., a subsidiary of UGI Corporation, and Subsidiaries ("the Partnership") changed its method of accounting for direct costs (which are not billed to customers) of installing Partnership-owned tanks at customer locations from expensing such costs as incurred to capitalizing and amortizing the costs over the period of the customer relationship. Management has changed its method of accounting because it believes that the new accounting principle better matches the costs of installing Partnership-owned tanks with the periods benefited. Management intends to amortize these costs using an accelerated method that reflects the attrition of the Partnership's customers. Management completed a study of the Partnership's customer relationship patterns noting that the period of benefit well exceeded one year.

A complete coordinated set of financial and reporting standards for determining the preferability of accounting principles among acceptable alternative principles has not been established by the accounting profession. Thus, we cannot make an objective determination of whether the change in accounting described in the preceding paragraph is to a preferable method. However, we have reviewed the pertinent factors, including those related to financial reporting, in this particular case on a subjective basis, and our opinion stated below is based on our determination made in this manner.

We are of the opinion that the Partnership's change in method of accounting is to an acceptable alternative method of accounting, which, based upon the reasons stated for the change and our discussions with you, is also preferable under the circumstances in this particular case. In arriving at this opinion, we have relied on the business judgment and business planning of your management.

We have not audited the application of this change to the financial statements of any period subsequent to September 30, 2000. Further, we have not examined and do not express any opinion with respect to your financial statements for the three months ended December 31, 2000.


ARTHUR ANDERSEN LLP


Philadelphia, Pennsylvania
February 12, 2001